Exhibit 10.14

MANAGEMENT AND LEASING AGREEMENT

This MANAGEMENT AND LEASING AGREEMENT (“Agreement”) is effective as of the 28th day of August, 2006, and is made by and between BALA POINTE OWNER LP (“Owner”), and AMERIMAR BALA POINTE MANAGEMENT CO., INC. (“Agent”).

W I T N E S S E T H

WHEREAS, Owner is wholly-owned, directly and indirectly by Div Cap Amerimar Bala Pointe 1 General Partnership, a Delaware general partnership (“Div Cap Amerimar”);

WHEREAS, Div Cap Amerimar is governed by and pursuant to the terms of that certain Partnership Agreement dated as of August  28th, 2006 (as amended from time to time, the “Master Agreement”);

WHEREAS, Owner is the owner of that certain real property and improvements thereon located at 111 Presidential Boulevard, Bala Cynwyd, Lower Merion Township, County of Montgomery and Commonwealth of Pennsylvania, (which real property is more particularly described on Exhibit “A” attached hereto and made a part hereof and is hereinafter referred to as the “Property”); and

WHEREAS, Owner has engaged Agent to operate, lease and manage the Property on behalf of Owner and Agent has agreed to operate, lease and manage the Property on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

APPOINTMENT AND AUTHORITY OF THE AGENT

1.1           Owner appoints Agent, effective the date hereof, as the manager and leasing agent for the Property, and authorizes Agent, subject to the approval rights of Owner herein set forth, to exercise such power with respect to the Property as may be necessary for the performance of Agent’s obligations as the manager of the Property in accordance with this Agreement and Agent accepts such appointment on the terms and conditions herein set forth and agrees to perform all of the leasing, management and operational services provided herein.

1.2           Owner and Agent acknowledge that Agent is an independent contractor for all services required to be performed under this Agreement.  Any and all persons who furnish services under this Agreement, whether or not employed by Agent prior to the effective date hereof, are exclusively employees, subcontractors and/or non-affiliated third parties employed by Agent and are not employees of Owner.  All liabilities that may arise as a result of Agent’s status as an employer shall be borne exclusively by Agent including without limitation, liability relating to documents to be filed with respect to the Federal Insurance Contribution Act and the Federal Unemployment Tax Act or any similar federal or state legislation.

ARTICLE II

AGENT’S SERVICES

2.1           Agent will render and supervise the control and performance of all services as are customarily provided by operators of office buildings in the geographic area where the Property is located.  Agent will operate the Property in a manner consistent with operating practices for office buildings of a comparable class and standing in the geographic area where the Property is located subject to the terms of this Agreement.

2.2           Agent shall have the following duties and obligations as Agent without limiting any other provisions of this Agreement including Owner’s prior approval where required:

2.2.1        To supervise, direct, and control the management and operation of the Property.  Agent will keep Owner advised as to all major policy matters affecting the Property and shall make no major policy change not reflected in the Approved Budget (hereinafter defined) without the prior written approval of Owner.

2.2.2        Subject to the provisions of the Master Agreement and the Approved Business Plan  (as hereinafter defined), to the extent applicable, and to the extent, and only to the extent, provided for or contemplated in an Approved Budget, to negotiate and to enter into, without the prior written consent of Owner, contracts for elevator maintenance, fire protection and mechanical and HVAC maintenance services, electricity, gas, fuel, water, telephone, trash or rubbish hauling, janitorial services, window cleaning and such other maintenance services for the Property as Agent shall deem necessary or advisable.   Agent shall deal at arm’s length with all third parties and act in Owner’s interest at all times.  Copies of such contracts shall be delivered to Owner by Agent promptly following execution thereof.  Unless such requirements are waived in writing by Owner, all contracts shall comply with the following: (i) be terminable by Owner on thirty (30) days or less notice; (ii) require the vendor to maintain appropriate insurance and provide indemnification to Owner where appropriate; (iii) have a stated term of not more than one (1) year; (iv) not be recordable or recorded by Agent; and (v) must be in Owner’s name. Agent shall not enter into any contract with an affiliate of Agent without the approval of Owner, which approval shall not be unreasonably withheld provided that any such contract is entered into in the ordinary course of business and on terms which are no less favorable to Owner than would be obtained in a comparable arm’s length transaction with an unrelated third party.

2.2.3        To make all necessary or appropriate repairs to the Property, in accordance with the standards for similar office buildings, including but not limited to, all repairs, cleaning, painting, decoration and alterations (including electrical, plumbing, carpentry, masonry) reasonably necessary or desirable for the maintenance and repair of all portions of the Property which are intended for the use of or are used by tenants and invitees from time to time, to the extent provided in the Approved Budget.  The Approved Budget constitutes an authorization for Agent to expend money for capital improvements or repairs for the Property in accordance with such Approved Budget (excluding tenant improvements pursuant to approved Leases).  With respect to the purchase of major capital improvements or unbudgeted projects, Agent shall obtain written approval of Owner prior to incurring these expenses, and Owner may arrange to purchase and install the same itself or may authorize Agent to do so subject to prescribed supervision and specification requirements and conditions.  The plans and specifications for any major capital improvements, repairs or non-budgeted projects shall be submitted to Owner and, with respect to capital improvements, repairs and/or non-budgeted projects in excess of the variances permitted under Section 6.4.2 of the Master Agreement, the same shall be subject to Owner’s prior written approval.

2.2.4        To supervise, direct and control the leasing, licensing and letting of office space, and other spaces at the Property.

(a)           Agent shall use commercially reasonable efforts to lease all vacant space at the Property and shall represent Owner in lease negotiations with all existing and new tenants at the Property (hereinafter referred to as the “Tenants”).  Agent may hire an exclusive leasing agent to represent the Property subject to Owner’s prior approval.  Agent and Owner agree that Binswanger is an approved leasing agent as of the date hereof.  Without limiting the generality of the foregoing, and subject to the terms of this Agreement, Agent shall use commercially reasonable efforts (and, in connection herewith, shall have the authority to expend funds and incur costs with respect thereto, so long as the same are contemplated or provided for in the Approved Budget) to solicit, negotiate, approve and execute as “agent for Owner” leases for any and all vacant space at the Property provided that: (i) the terms of such lease are in accordance with leasing guidelines specified in the Approved Budget and Approved Business Plan then in effect and (ii) such lease is on a lease form approved in writing by Owner.  Notwithstanding the foregoing, Owner reserves the right, in its sole discretion, to modify the leasing guidelines set forth in the Approved Business Plan from time to time by providing written notice thereof to Agent. Any leases that are outside of the authority delegated to Agent hereunder must be approved in writing by Owner.

(b)           It is understood and agreed by Owner and Agent that all expenses incurred by Agent in the marketing, promotion and leasing of the Property which have been approved in writing by Owner or which are permitted to be incurred by Agent pursuant to this Agreement shall be paid by Owner.

(c)           The prior written approval of Owner is required prior to Agent undertaking any of the following: (i) terminating or bringing an action seeking the termination of any space lease (or series of related space leases for one Tenant) at the Property; (ii) terminating any tenancy or instituting and prosecuting any action to remove a Tenant and to recover possession of any portion of the Property occupied by any Tenant; (iii) instituting and prosecuting any action for the recovery of any rents (it being acknowledged and agreed that this clause (iii) shall not be construed so as to prohibit Agent from sending out notices of nonpayment to tenants); (iv) settling, compromising and/or releasing such actions or suits; (v) entering into, renewing or amending a lease requiring Owner’s approval or consent pursuant to Section 2.2.4(a) above, (vi) conveying or otherwise transferring, pledging or encumbering the Property; (vii) retaining attorneys on behalf of Owner; (viii) entering into a lease buyout or settlement, including recapturing space that is vacant but where the Tenant is honoring its rental obligations; (ix) making any material changes in Owner’s standard lease form; (x) pledging the credit of Owner; or (xi) borrowing money or executing any promissory note or other obligation or mortgage, deed of trust, security agreement or other encumbrance on behalf of Owner.

(d)           on or before the date which is twenty (20) days after the expiration or termination of this Agreement, Agent shall furnish to Owner a written list of prospects, if any, with whom Agent has had negotiations with respect to the leasing of the Property in the past three (3) months (i.e., within such period the prospect has submitted to Owner or Agent a written proposal specifically with regard to space at the Property or Owner or Agent (on behalf of Owner) has made a proposal to such prospect).  If within ninety (90) days after the expiration or termination of this Agreement, a Lease is executed, or a contract to lease is entered into, with such a prospect, the Owner shall recognize Agent as the broker for any such transaction and shall pay to Agent the commission according to the terms and conditions of the in Section 3.1.4.

2.2.5        To cause to be purchased all inventories, provisions, operating equipment, supplies and other consumable items used at the Property.

2.2.6        To hire (in conformity with all equal employment laws), supervise, pay and discharge sufficient qualified on and off site personnel as may be necessary for Agent to perform all of its obligations hereunder in accordance with  all of the requirements and standards set forth herein.  All such personnel shall be the employees and agents of Agent, and not the employees or agents of Owner, for all purposes, including, without limitation, federal and state taxes, withholding taxes and worker’s compensation insurance.  All costs and expenses relating to such personnel shall be paid or reimbursed by Owner in accordance with Section 3.2.5 hereof.  Agent, and not Owner, shall be liable to such employees and supervisory employees for their wages and benefits, and shall be liable for the withholding and payment of all taxes, including social security taxes, and for the payment of all Workers’ Compensation premiums, unemployment insurance contributions, costs of benefits to which employees are entitled under any collective bargaining agreement and all other costs related to Agent’s status as an employer.  Subject to the right of Owner to direct and control Agent with regard to employees with respect to the hours worked, the shifts worked, the performance of their duties, hiring, firing and compensation (including any payment of amounts in excess of union scale), all matters pertaining to the employment, contracting, supervision, compensation, promotion and discharge of employees and independent contractors shall be the responsibility of Agent. Agent shall use due care and diligence in the selection of personnel it hires in connection with the Property, and Owner reserves the right to approve such employees selected by Agent. Agent shall minimize duplication of services among its employees and avoid overtime whenever possible.  To the extent such payments exceed the provisions therefor in the Approved Budget, Agent shall immediately notify the Owner and seek to obtain Owner’s approval of same. Agent shall provide to Owner for approval annually as a part of the Proposed Budget and Proposed Business Plan (as each term is hereinafter defined), a schedule of those employees to be utilized for the Property and the percentage of such employees’ time utilized for the Property (the “Schedule of Employees”).  Agent shall comply with all applicable laws and regulations pertaining to worker’s compensation, social security, unemployment insurance, hours of labor, wages, working conditions, and other employer-employee-related subjects.  Agent represents it is and will continue to be an equal opportunity employer.  For a period of six months from the termination of this Agreement, without the prior written consent of Agent, Owner shall be restricted from hiring the employees of Agent or independent third party contractors of Agent, provided that such independent third party contractors are exclusively working for Agent or affiliates of Agent.  In the event that this restriction is violated, Owner’s sole liability to Agent shall be to pay to Agent a sum of $10,000.00 for each such employee or exclusive independent contractor hired.  Agent shall not take any action which shall cause Owner any labor or employment related liability.  Agent shall not enter into any employment agreement, collective bargaining agreement, or other agreement which may subject Owner to any employment related liability to any labor union or any employee benefit plan without the prior written consent of Owner.  Any employees of Agent who handle or are responsible for funds belonging to Owner shall be covered by crime insurance and the cost of such insurance shall be borne solely by Owner.

2.2.7        To cause the Property to comply with all governmental laws, rules, regulations, ordinances or like provisions and all contracts or other agreements, in each case with respect to the Property, provided, however, the foregoing shall not allow Agent to expend any Extraordinary Expenses in connection therewith.  Agent shall obtain and keep in full force and effect all necessary licenses and permits, as may be required for the operation of the Property.  Agent shall have no liability for any such non-compliance except for any intentional action or failure to act, in either case in bad faith, or gross negligence or willful misconduct.

2.2.8        To advertise and promote the leasing of the Property.

2.2.9        To cause the Property to be maintained in good condition and repair.

2.2.10      To make recommendations respecting replacement and/or additions, replacements or renewals to the Property.

2.2.11      To make recommendations respecting capital expenditures relating to additions, replacements or renewals to the Property.

2.2.12      To supervise and control the activities of tenants.

2.2.13      To keep full and adequate books of the account and other records as are necessary to reflect the results of operation of the Property.

2.2.14      To deliver to Owner the financial reports and statements required pursuant to Article V of this Agreement.

2.2.15      To cause to be paid all levies, taxes, assessments, liens, licenses and permit fees and other charges with respect to the operation of the Property.

2.2.16      To maintain and place adequate insurance as specified by Owner.

2.2.17      To deposit, not later than three (3) days after receipt, all rentals and other sums collected from tenants and any and all other income derived from the operation of the Property into an interest bearing trust account solely for the deposit of monies belonging to Owner and not for deposit of funds of Agent or others and in a bank account designated by Owner (the “Operating Account”), or as otherwise required in connection pursuant to the documents evidencing or securing any financing obtained by Owner with respect to the Property (the “Loan Documents”).  The Operating Account may consist of two separate accounts: an interest bearing account for deposits (the “Deposit Account”) and an non-interest bearing account for disbursements (the “Disbursement Account”), provided that Agent shall maintain all  funds in the Deposit Account until it is necessary to transfer such funds to the Disbursement Account for disbursement pursuant to the approved disbursement schedule.  Agent shall send to Owner as often as required a disbursement schedule for Owner’s approval.  No disbursements shall be made from the Operating Account unless and until Owner has approved in writing the disbursement schedule for the month in question (such approval may be pursuant to an Approved Budget).  Both Owner and Agent shall have power of withdrawal from the Operating Account.  The Operating Account may also be used by Agent in making the expenditures and disbursements contemplated hereunder, including but not limited to payment of Agent’s personnel or other contractors described herein and payment of the Management Fee, subject to the Approved Budget.  On or before the fifteenth (15th) day of each month, all excess funds remaining in the Operating Account, less a reasonable amount for working capital, shall be paid to Owner by bank wire transfer in accordance with written instructions provided by Owner.  Owner may, from time to time, at Owner’s expense, require the Agent to change the applicable depository banks, alter or modify the depository arrangements, or to otherwise comply with Owner’s lender’s requirements and Agent shall comply with the cash management procedures and requirements of Owner’s lender.  Agent shall be permitted to write checks withdrawing funds from the Operating Account four (4) times per month subject to Owner’s lender’s requirements.  Agent shall comply with all applicable laws with respect to all security deposits, including, without limitation, the giving of any and all notices.  The security deposits shall at all times be deemed to be the property of Owner, subject to all applicable laws with respect to such security deposits and the terms of tenant leases. Agent shall maintain detailed records of all security deposits deposited and such records will be open for inspection by Owner during normal business hours upon reasonable advance notice.  Unless provided to the contrary in the applicable lease agreement, any interest generated from the security deposits shall be Owner’s property and transferred to Owner in accordance with Owner’s instructions. Agent shall not withdraw any sums from such account in excess of amounts required to comply with tenant leases with regard to refunding security deposits unless so instructed by Owner in writing.  Notwithstanding anything herein to the contrary, Agent shall comply with all cash management procedures and requirements pursuant to the Loan Documents.

2.2.18      To bill and collect all rents (including escalation billings resulting from increases in expenses or taxes or pursuant to any other rent escalation provision) and other charges, in accordance with all tenant leases, which may become due at any time from any tenant or from others for services provided in connection with or for the use of the Property or any portion thereof.  Agent shall collect and identify any income due to Owner from miscellaneous services provided to tenants or the public.  All monies so collected shall be deposited in the Operating Account (as defined in Section 2.2.17).

2.2.19      To timely pay, upon receipt, from the Operating Account any and all bills for real estate taxes, water and sewer charges, use and occupancy taxes, and other like charges which are or which may become liens against the Property, to keep Owner informed of any change in the amount of real or personal property assessments or taxes relating to the Property and upon request, to consult with Owner regarding the contesting of either the validity or the amount thereof; and forward to Owner’s attention, all official receipts evidencing the payment of the foregoing charges.

2.2.20      To institute and prosecute, after notice to Owner and with Owner’s consent, all legal actions or proceedings necessary or appropriate for the collection of rent or other income from tenants of the Property, the dispossessing of occupants from the Property, enforcing rights of Owner against suppliers, contractors and vendors with respect to the Property, and, generally, all legal actions necessary or appropriate in connection with the Property.

2.2.21      To notify Owner of any lawsuit or threat thereof involving, or any material fire or other damage to, or any personal injury or property damage with respect to, the Property, or of any violation under governmental laws, rules, regulations, ordinances, or like provisions, with respect to the Property or this Agreement, or of any breach of any contract or other agreement with respect to the Property, in each case of which Agent receives actual notice.

2.2.22      To take, without the prior consent of Owner in the event of an emergency, in Agent’s reasonable judgment, such immediate action as is necessary or appropriate to preserve or protect the Property or occupants or other persons or to continue necessary services for the Property.

2.2.23      To engage contractors for work at the Property required hereunder and, at the discretion of Agent, perform construction management services for all major capital expenditures in accordance with the terms hereof, the Approved Budget and/or the Business Plan.

2.3           Agent shall keep records with respect to the management and operation of the Property, and shall retain those records during the term of this Agreement and for a reasonable period thereafter (but in no event less than three (3) years) and deliver copies of them to Owner at Owner’s request. Owner, Owner’s lenders and Owner’s agents and representatives shall have the right to inspect such records upon prior notice and during regular business hours so long as such inspection does not unreasonably interfere with the operation of the Property in any material respect.

2.4           Budget Approval.

2.4.1        Agent shall be responsible for preparing and submitting to Owner for its approval a proposed annual operating and capital expenditure budget for the Property (as proposed, the “Proposed Budget”, and, as approved by Owner, the “Approved Budget”), which, among other things, will set forth the expenditures authorized and to be paid for by Agent with respect to the leasing, management and operation of the Property.  In addition, Agent shall be responsible for preparing and submitting to Owner for its approval a proposed overall and annual strategic and comprehensive business plan for the Property (as proposed, the “Proposed Business Plan”, and, as approved by Owner, the “Approved  Business Plan”).  The Approved Budget shall be in substantially the form attached hereto as Exhibit B (the “Initial Approved Budget”) and the Approved Business Plan shall be in substantially the form attached hereto as Exhibit C (the “Initial Approved Business Plan”).  Agent will be responsible, subject to appropriate funds being made available by Owner, for acting in accordance with the Approved Budget and Approved Business Plan.  In addition, as events arise that come to Agent’s knowledge that invalidate aspects of the Approved Budget and/or Approved Business Plan, Agent and Owner shall work together to formulate reasonable adjustments thereto in a commercially reasonable time and manner.  The period from the Effective Date of this Agreement through December 31, 2006 shall be deemed to be the “Initial Operating Year”.  Each subsequent Approved Budget and Approved Business Plan shall cover a period which shall begin January 1 and shall end December 31 and which is referred to in this Agreement as an “Operating Year.”

2.4.2        Owner approves the Initial Approved Budget which Initial Approved Budget shall be effective until the expiration of the Initial Operating Year. Proposed Budgets and Proposed Business Plans for subsequent Operating Years shall be submitted to Owner no later than November 15th of each Operating Year in accordance with Section 6.13 of the Master Agreement.  Owner’s approval of each Proposed Budget and Proposed Business Plan shall be evidenced in writing.

2.4.3        Except as otherwise specifically provided in this

Agreement, Agent shall incur costs and expenses (excluding costs and expenses for which Owner will be reimbursed by Tenants) in connection with the operation and maintenance of the Property during any Operating Year only in accordance with the Approved Budget and Approved Business Plan for such Operating Year.  Except as expressly set forth in Section 2.2.3 hereof and Section 6.4.2 of the Master Agreement, Agent shall secure Owner’s prior written approval for any expenditure that will result in an excess greater than the variations permitted under Section 6.4.2 of the Master Agreement (each permitted variation, a “Permitted Variance”).  To the extent reasonably practical and as soon as reasonably possible, prior to taking any action or expending any funds pursuant to Section 6.4.2 of the Master Agreement, Agent shall provide Owner with written notice of its intention to act in accordance therewith (together with Agent’s best estimate of the costs to be incurred or the funds to be expended in connection therewith and the variation, if any, of the applicable line item in the Approved Budget) prior to the taking of such action or expending such funds and, in the event such prior written notice is not practical, Agent shall as soon as possible thereafter give Owner prompt written notice of any such action or the expenditure of any funds pursuant to the emergency authorization set forth in Section 6.4.2 of the Master Agreement.  In addition, Agent shall comply with the provisions of Section 2.2.3 hereof with respect to major capital improvements.

2.4.4                If any Operating Year shall commence before Owner shall have approved a Proposed Budget for such Operating Year, the previous Operating Year’s Approved Budget, adjusted as provided in Section 6.13.3 of the Master Agreement (“Budget Adjustments”), shall become the applicable budget for that Operating Year (the “Interim Budget”) until such time as Owner approves a Proposed Budget.  As used in this Agreement with respect to expenditures made or to be made by Agent, the phrases “included in and incurred in connection with the Approved Budget and Approved Business Plan”, “provided for or contemplated in the Approved Budget and Approved Business Plan” and words or phrases of similar import shall be deemed to mean “in accordance with the Approved Budget and Approved Business Plan or Interim Budget, as then applicable, plus any Permitted Variance in connection therewith”.

2.5           Agent shall execute on behalf of Owner, with Owner’s consent, to be given or withheld in Owner’s sole discretion, any other document, consent or agreement reasonably required for the orderly management and operation of the Property.  Agent shall have no liability or obligation to advance or use any of its own funds to make any payments or to fulfill any obligation which may be required of Agent or Owner hereunder.

2.6           In discharging its duties and responsibilities under this Agreement, except as otherwise specifically provided in this Agreement, Agent shall at all times act in accordance with the Approved Budget and Approved Business Plan.  Except as otherwise specifically provided in this Agreement, Agent shall have no authority to take any action, expend any sum, make any decision, or incur any obligation on the behalf of Owner (i) with respect to any Major Decision (as defined in the Master Agreement), unless such Major Decision has been expressly approved by the Owner as provided in the Master Agreement, or (ii) which is inconsistent with or varies from the Approved Budget and/or the Approved Business Plan. Without limiting the generality of the foregoing, the entering into or consummating any transaction or arrangement with any affiliate of Agent, or any other transaction involving an actual or potential conflict of interest, shall, except as otherwise expressly provided herein or in the Master Agreement, require the approval of the Owner, which approval shall not be unreasonably withheld provided that any such transaction or arrangement is entered into in the ordinary course of business and on terms which are no less favorable to Owner or such affiliate than would be obtained in a comparable arm’s length transaction or arrangement with an unrelated third party.

ARTICLE III

COMPENSATION

3.1           As compensation for performing the management services described herein, and only for so long as this Agreement is in effect and has not been terminated, Owner shall:

3.1.1        Pay Agent, as hereinafter provided, an annual fee (the “Management Fee”), during the term of this Agreement, equal to three (3%) percent per annum of “Revenues” (as defined below) received by Owner during each calendar year, or portion thereof.  The Management Fee shall be paid, in arrears, to Agent in estimated monthly installments on or before the fifteenth (15th) day of each calendar month based upon the Revenues received by Owner during the preceding calendar month.  Within thirty (30) days after the calculation by Owner, which shall be based upon the annual audit for Owner by, at Owner’s election, a certified public accountant or the Chief Financial Officer of Amerimar Enterprises, Inc., of the Revenues for the calendar year, Owner shall remit to Agent or Agent shall remit to Owner, without interest, any deficit or excess, as the case may be, in the annual fee over the sum of all monthly installments previously paid.

3.1.2        The term “Revenues” shall mean rent actually collected from tenants of the Property, including base or minimum rent, escalation charges for taxes, insurance and common area maintenance expenses; provided, however, there shall be excluded from Revenues amounts received for remodeling and tenant change costs, security deposits and interest on any such accounts and reimbursements by tenants except as set forth above.  Revenues shall exclude (i) proceeds from any refinancing or sale of the Property, (ii) condemnation awards or insurance proceeds (unless such insurance proceeds compensate for lost rent or other Revenues), (iii) proceeds from the sale of used equipment or furnishings not in the ordinary course, provided that the proceeds from such sale are used to replace the equipment and furnishings in question, (iv) income derived from interest on investments, (v) discounts and dividends on insurance policies; (vi) rents paid more than thirty (30) days in advance of the due date until the month in which payments are to apply as rent income; (vii) security deposits, unless forfeited; (viii) money collected for capital items which are paid for by tenants to the extent Agent receives a fee therefor; (ix) abatement of taxes or proceeds of any sales and/or litigation; (x) sales tax, (xi) any taxes on rent paid by tenants; (xii) any amounts attributable to repayment of loans by Owner to any tenant, for which there is a specified loan amortization schedule; and (xiii)

all amounts from any source which are properly attributable or allocable in accordance with generally accepted accounting principles to periods when this Agreement was not in effect.

3.1.3        In addition to the fees payable to Agent in Section 3.1.1 hereof, Owner agrees to pay Agent construction management fees on building improvements or repairs equal to five (5%) percent of the costs of construction and/or improvement, to be paid concurrently with payments of the cost of such construction and/or improvement.

3.1.4        In addition to the fees payable to Agent in Sections 3.1.1 and 3.1.3 hereof, Owner agrees to pay Agent commercial leasing commissions as compensation for procuring new commercial tenants and renewing existing commercial office leases.  The standard commercial leasing commission payable to Agent for new commercial office leases and expansions is equal to one percent (1%) of the Lease Value (as defined below).  The standard commercial leasing commission shall be payable to the Agent for new commercial office leases and expansions procured with or without the assistance of any outside broker or brokers.  Agent may hire an exclusive leasing agent to represent the Property subject to Owner’s prior approval.  Agent and Owner agree that Binswanger is an approved leasing agent as of the date hereof.  The Agent shall be entitled to be paid a commission for renewals or extensions of existing commercial office leases procured with or without the assistance of any outside broker(s) equal to the greater of (a) one-half of one percent (0.5%) of the Lease Value, and (b) two percent (2%) of the Lease Value less the amount paid to any tenant broker entitled to share in such commission.  The payment of commercial leasing commissions to outside brokers for new leases or for renewals, extensions, or expansions of existing commercial office leases shall be negotiated on a case-by-case basis.  Commercial leasing commissions for new leases and expansions are generally paid as follows: fifty percent (50%) upon lease execution and fifty percent (50%) upon the rent commencement date under the lease (other than any rent payable upon execution), provided that if such lease grants the tenant a right to terminate the lease prior to the rent commencement date, the commissions for new leases and expansions shall be paid fifty percent (50%) upon the expiration or waiver of such termination right (provided that tenant has not terminated its lease) and fifty percent (50%) upon the rent commencement date under the lease (other than any rent payable upon execution and provided that tenant has not terminated its lease).  Leasing commission for renewals and extensions are generally paid one hundred (100%) percent upon full execution of the lease amendment. “Lease Value” shall mean the aggregate base rent payable over the term of the lease, not including any free rent periods or extension terms, provided that extension terms or renewal options shall be included once such extension options have been exercised.

3.2           To the extent provided in an Approved Budget, in addition to the fee payable to Agent in Section 3.1 hereof, Owner agrees, within ten (10) days after presentation of an invoice from Agent:

3.2.1        To pay or reimburse Agent for all reasonable third party accounting, legal, engineering, and out-of-pocket expenses approved by Owner.

3.2.2        To pay or reimburse Agent for reasonable and customary costs and expenses consistent with the Approved Budget in place incurred related to the operation, management, leasing and licensing of the Property including, without limitation, training and educational expenses, travel and entertainment expenses, telephone charges, advertising agency, insurance, public relations fees and overnight courier service charges.

3.2.3        To provide, at Owner’s expense, an adequately furnished office and all necessary utilities related thereto, within the Property to serve as Agent’s on-site office.

3.2.4        To reimburse Agent for the cost of Agent’s on-site computer/word processing software, services and equipment used in the performance of Agent’s obligations under this Agreement.

3.2.5        To pay or reimburse Agent for all costs and expenses (including salaries, wages, severance payments, pension, unemployment, workmen’s compensation or medical equipment insurance and other fringe benefits, payroll and similar taxes) relating to all personnel to the extent such personnel are performing property level functions, regardless of whether such personnel is located on site or at Agent’s corporate offices.

Reimbursements and payments due by Owner to Agent pursuant to this Section 3.2 may be reimbursed from the Operating Account, subject to the provisions of the Loan Documents.

3.3           Reimbursements and payments due by Owner to Agent pursuant to this Article III for obligations accrued prior to termination of this Agreement shall survive the termination of this Agreement.

3.4           The following expenses or costs incurred by or on behalf of Agent in connection with the services to be performed by Agent under this Agreement shall be at the sole cost and expense of the Agent, and shall not be reimbursed by Owner:

3.4.1        Costs (including salaries, wages, severance payments, pension, unemployment, workmen’s compensation or medical equipment insurance and other fringe benefits, payroll and similar taxes) of Gerald M. Marshall, Jon A. Cummins and Stephen J. Gleason and other employee related costs for employees of Agent that perform work unrelated to the Property for the percentage of time such employees perform work unrelated to the Property.

3.4.2        General administrative and reporting services provided by the Agent’s home office or other offices other than at the Property or except if approved by Owner in an Approved Budget.

3.4.3        Any other central office overhead or general administrative expenses of Agent except if approved by Owner in an Approved Budget.

3.4.4        Cost of forms, papers, ledgers, and other supplies and equipment used in Agent’s office at any location off the Property except if approved by Owner in an Approved Budget.

3.4.5        Cost of electronic data processing equipment, or any pro rata charge thereon, if located at Agent’s office off the Property except if approved by Owner in an Approved Budget.

3.4.6        Costs attributable to losses arising from negligence, fraud or willful misconduct or breach of this Agreement on the part of Agent, Agent’s associates, Agent’s employees or Agent’s affiliates.

3.5           Owner shall be required to approve expenses or costs in any Proposed Budget to the extent such expenses or costs are included in the Initial Approved Budget.

ARTICLE IV

TERM

4.1           This Agreement shall terminate on August 31, 2016, unless earlier terminated or renewed as provided in this Agreement.

4.2           Upon expiration of the initial or any subsequent term of the Agreement, the term of this Agreement shall be automatically extended from year to year, unless either Agent or Owner gives notice of termination to the other of them no later than thirty (30) days prior to the commencement of the next succeeding annual renewal period or unless earlier terminated or renewed as provided in this Article IV.

4.3           Owner may, at all times during the term of this Agreement and any extension thereof, terminate this Agreement immediately in the event that (i) Agent has, in Owner’s opinion, mismanaged the Property or has been negligent in the management, operation, maintenance or servicing thereof or has otherwise defaulted in the performance of its obligations or breached its fiduciary obligation hereunder, and such breach or default has not been cured to the satisfaction of Owner within fifteen (15) days after receipt of notice from Owner of such breach or default unless such default is susceptible of cure and of a nature which cannot be remedied within such fifteen (15) day period, in which event Agent shall promptly commence and thereafter diligently and continuously proceed to remedy such default until completion but in no event later than ninety (90) days in the aggregate after such breach; or (ii) a receiver, liquidator or trustee of Agent shall be appointed by court order, or a petition to liquidate or reorganize Agent shall be filed against Agent under any bankruptcy, reorganization or insolvency law, and such order or petition is not vacated or dismissed within sixty (60) days, or Agent shall file a petition in bankruptcy or request reorganization under any provision of the bankruptcy, reorganization or insolvency laws, or if Agent is adjudicated a bankrupt; (iii) there is damage or destruction to the Property and Owner decides not to rebuild or restore the Property or there is a taking by condemnation or similar proceedings, of a substantial portion of the Property; (iv) the Property or all of the direct or indirect ownership interests in Owner shall have been disposed of or sold; (v) Amerimar shall no longer own any direct or indirect interest in Owner; (vi) a default occurs under the Loan Documents that permits Owner’s lender to terminate this Agreement; or (vi) an Amerimar Event of Default (as defined in the Master Agreement) occurs under the Master Agreement.  Any such termination shall be effective upon Agent’s receipt of Owner’s notice of termination, or thereafter upon such other date as specified by Owner in such written notice.

4.4           If either Owner or Agent shall fail or refuse to perform or comply with any of its obligations hereunder, then the non-defaulting party may give written notice thereof to the defaulting party.  The defaulting party shall have five (5) days after receipt of such notice therefore to remedy any monetary default and fifteen (15) days after receipt of notice therefore to remedy any non-monetary default, unless such default is susceptible of cure and of a nature which cannot be remedied within such fifteen (15) day period, in which event the defaulting party shall promptly commence and thereafter diligently and continuously proceed to remedy such default until completion.  If the defaulting party does not so remedy the default within the applicable time period, without limitation of any other right or remedy of the non-defaulting party at law or in equity, this Agreement may be terminated at the option of the non-defaulting party, by written notice to the defaulting party.

4.5           Upon the expiration of the term of this Agreement or any earlier termination, as herein provided, Agent shall forthwith (a) surrender and deliver up to Owner possession of space occupied by Agent in the Property and all deposits and income, including deposits, and other monies of Owner on hand and in any bank account, subject to deduction for sums then due and payable to, or which have accrued but are not yet due and payable to, Agent under this Agreement, (b) deliver to Owner, as received, any monies of Owner with respect to the Property received by Agent after such termination, (c) deliver to Owner all materials and supplies, keys, contracts and documents, and such other accounting papers and records in possession or within control of Agent pertaining to this Agreement and/or the Property as Owner shall request, (d) assign any right Agent may have in and to any existing contracts relating to the operation and maintenance of the Property as Owner shall require (e) deliver to Owner or Owner’s duly appointed agent, all records, contracts, receipts for deposits and unpaid bills with respect to the Property and (f) otherwise cooperate with Owner and any successor agent, manager and/or owner of the Property in connection with the transition of the operation and management of the Property.

ARTICLE V

FINANCIAL REPORTING; RIGHT TO AUDIT

5.1           Agent shall maintain at the Property, and retain for three (3) years after the termination of this Agreement or at the headquarter offices of Agent, separate and segregated records reflecting the results of the operation of the Property in accordance with Article 10 of the Master Agreement.  Such books and records shall be the property of Owner.  Agent shall make such books and records available for review by Owner, its accountants, attorneys and agents, as well as the members of Owner during normal business hours upon reasonable advance notice.  Agent acknowledges that an indirect owner of Owner is a REIT within the meaning of Sections 856-860 of the Code, and Agent agrees and acknowledges that it will maintain all records, books and accounts in a commercially reasonable manner as directed by Owner so as to enable Owner and its affiliates to effect compliance with all requirements imposed upon REITs under the Code and any other applicable laws (the “REIT Requirements”); provided, however, that Agent shall not have any liability to Owner or any other person if for any reason, other than by reason of Agent’s gross negligence or willful misconduct, such indirect owner of Owner at any time fails to qualify as a REIT or is in violation of any REIT Requirements, and provided further that Agent shall not have any liability to Owner or any other person to the extent that Owner approved of, or caused Agent to take, any action causing such indirect owner of Owner to fail to qualify as a REIT or to violate any REIT Requirements.

5.2           Agent shall prepare, or cause to be prepared on behalf of Owner with respect to the Property the reports required under Section 10.8 of the Master Agreement.  To the extent not included in the reports required under the Master Agreement, on or before the tenth (10th) day of each calendar month during the term of this Agreement, Agent shall deliver to Owner a monthly report (the “Monthly Report”) which shall include unaudited income and expense statements of the Property for the previous month, a capital expenditure report for such month (showing building improvements, tenant improvements and leasing commissions), a written report setting forth leasing activities conducted during the previous month rent rolls, cash flow statements for the Property (including sufficient detail to verify the Management Fee and other fees hereunder), statements of unpaid bills resulting from insufficient gross income and charges after payment out of the Operating Account in accordance with Section 3.2 hereof, an accounts receivable aging summary and status of collection activities, tenant and vendor insurance certification status report and market lease information. The monthly report submitted each January and July shall also include an analysis of the then-current marketing plan for the Property, comparing actual activity for the previous six (6) months to budgeted activity and expectations and a market report for the Property submarket.

5.3           Owner reserves the right for Owner’s employees, or other appointed by Owner, to conduct examinations, upon advance notification, and during normal business hours, of the books and records maintained for Owner by Agent no matter where such books and records are located.  Owner also reserves the right to perform any and all additional audits relating to Agent’s activities either at the Property or any office of Agent.  Should Owner’s employees or appointees discover deficiencies in either internal control or errors in recordkeeping, Agent shall correct such deficiencies and errors within five (5) days of its discovery.  Agent shall inform Owner in writing, or the action taken to correct any audit discrepancies.

5.4           Owner specifically reserves the right for Owner and each of its members to enter upon the Property at any and all times during the Term for any purpose during normal business hours.

ARTICLE VI

INDEMNIFICATION

6.1           Agent hereby indemnifies and agrees to hold harmless Owner, and at Owner’s option, to defend Owner with counsel reasonably approved by Owner, from and against any and all claims (civil or criminal), demands, actions, suits, obligations, liabilities, losses, damages, judgments, costs, expenses and fees (including costs of investigation, interest, penalties and reasonable attorney’s fees) which may be paid by Owner to independent third parties arising out of the gross negligence or willful misconduct of Agent or Agent’s employees, or any independent contractor engaged by Agent, including, without limitation, any breach of the provisions of this Agreement, or any intentional act or omission of Agent outside the scope of Agent’s authority as provided herein.  This indemnity shall survive any expiration or termination of this Agreement.

6.2           Owner shall protect, defend, indemnify and hold harmless Agent from and against any and all loss, cost, damage, liability and expense (including court costs and reasonable attorneys’ fees) arising out of the performance by Agent of its obligations and duties hereunder in accordance with the terms hereof; provided, however, that  Owner does not hereby agree, and shall not be obligated to, so indemnify Agent from any such loss, cost damage, liability or expense arising out of any act or omission of Agent or any of its agents, officers, employees or representatives, which act or omission is negligent, tortuous, in breach of this Agreement or outside the scope of Agent’s authority as provided herein.

ARTICLE VII

MISCELLANEOUS

7.1           Owner agrees that any and all liability insurance which it at any time carries insuring its activities with respect to the Property shall include Agent as an additional insured at no cost to Agent.

7.1.1  At all times during the term of this Agreement, Owner shall maintain in force and effect insurance coverage and comply with any and all insurance requirements imposed by Owner’s lender pursuant to the Loan Documents.

7.1.2  Agent shall carry Workers’ Compensation Insurance as required by statute, including Employers’ Liability with limits not less than Five Hundred Thousand ($500,000) per occurrence, for all of Agent’s employees having any connection with the work performed in connection with this Agreement provided that the costs of such insurance shall be reimbursed by Owner to the extent such employees are utilized for the Property.

7.2           This Agreement shall not be deemed or construed to create a partnership, joint venture or other association to carry on, as co-owners, a business for profit between Owner and Agent.

7.3           This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that, Agent shall not be permitted to assign this Agreement without the prior written consent of Owner.

7.4           The exercise of one or more of the provisions hereof shall not preclude the exercise of any other provision hereof.

7.5           This Agreement constitutes the entire Agreement between the parties hereto relative to the subject matter hereof.  Any prior negotiations, correspondence or understandings relative to the subject matter hereof shall be deemed to be merged in this Agreement.  This Agreement may not be amended or modified except in writing executed by all of the parties hereto.

7.6           This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

7.7           All notices and other communications provided for in this Agreement shall be in writing and may be delivered by hand, sent by overnight delivery service or (except in the event of a mail strike) sent by registered or certified United States Mail, postage prepaid, and addressed as follows:

If to Owner, to:	Bala Pointe Owner LP
c/o Dividend Capital Total Realty Trust
7 Times Square
New York, New York 10036
Attn: Marc J. Warren

With a copy to:	Solomon and Weinberg LLP
900 Third Avenue, 29th Floor
New York, New York 10022
Attention: Joseph D. D’Angelo, Esq.

If to Agent, to:	AMERIMAR BALA POINTE MANAGEMENT CO., INC.
c/o Amerimar Enterprises, Inc.
Suite 1900
210 West Rittenhouse Square
Philadelphia, PA 19103
Attention: Stephen J. Gleason

With a copy to:	KURTZ & REVNESS, P.C.
1265 Drummers Lane

Suite 209
Wayne, PA 19087
Attention: Stuart B. Kurtz, Esquire

or to such other address as either party shall hereafter designate by notice to the other as herein provided.  All notices, demands and requests shall be deemed to have been given when delivered on the fifth (5th) business day after the date of mailing in the manner and addressed aforesaid.

7.8           Owner and its general partners, agents, servants and representatives may, upon prior notice and during regular business hours, enter the Property or any part thereof, for the purpose of inspecting, surveying, measuring or preserving the Property or for any other purpose, so long as such inspection does not interfere with the operation of the Property in any respect.

7.9           The liability of the Agent under this Agreement shall be limited to the assets of the Agent and no partner, shareholder, officer, director or principal of Agent, whether disclosed or undisclosed, shall have any personal liability under this Agreement.

7.10         The liability of Owner under this Agreement shall be limited to the Property and neither Owner nor any partner or principal of Owner, whether disclosed or undisclosed, shall have any personal liability under this Agreement.

7.11         Agent shall not be required to devote its full time and attention to the performance of its obligations under this Agreement.  Agent shall devote to the performance of its obligations under this Agreement such portion of its time as may be reasonably necessary to accomplish the obligations of Agent set forth herein.

7.12         Each of Owner and Agent shall have the right to engage in any other activity for its own benefit or advantage, including, without limitation, any competitive real estate venture.  Nothing contained herein shall preclude, prevent or be a limitation upon either Owner or Agent being engaged in other real estate or other ventures, whether acting for itself or for others, or as a partner in a partnership or a stockholder in a corporation, or otherwise.

7.13         Agent shall not place any signs on the Property without Owner’s prior written consent, which may be withheld in Owner’s sole discretion.  Any signs placed on the Property by Agent shall, upon Owner’s request, be removed by Agent, at Agent’s expense, upon termination or expiration of this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

OWNER:	AGENT:

BALA POINTE OWNER L.P.	AMERIMAR BALA POINTE
By: Bala Pointe GP, LLC,	MANAGEMENT CO., INC.
its general partner

By:	By:

Print Name:	Print Name:

Title:	Title:

EXHIBIT “A”

LEGAL DESCRIPTION